EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:          Thomas W. Schneider – President, CEO

James A. Dowd – Senior Vice President, CFO

Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces First Quarter Earnings

Oswego, New York, April 24, 2013 - Pathfinder Bancorp, Inc. (“Company”), the mid-tier holding company of Pathfinder Bank, (NASDAQ: PBHC) announced its results for the three month period ended March 31, 2013.

Highlights for the three month period ended March 31, 2013

•
Net income for the first quarter of 2013 was $505,000 as compared to $529,000 for the comparable prior year period. This decrease in net income was due to an increase in the provision for loan losses, a reduction in noninterest income, and an increase noninterest expense between the year over year first quarter periods.  Partially offsetting these decreases to net income was an increase in net interest income due to the increase in earning assets between these same two time periods.

•
Basic and diluted earnings per share were $0.20 for the first quarter of 2013 as compared to basic and diluted earnings per share of $0.16 for the first quarter of 2012.  This increase was due to the lack of need for SBLF preferred stock dividend payments through the first quarter of 2013 as positive updated lending information provided to the U.S. Treasury resulted in a credit against the dividend rate for this quarter.

•
Return on average assets was 0.41% for the three month period ended March 31, 2013 compared to 0.47% for the corresponding period in 2012.  This decrease was due to the reduction in net income and the increase in average assets between the year over year first quarter periods.

•
Return on average equity was 4.92% for the three month period ended March 31, 2013, compared to 5.52% for the same period in 2012.  This decrease was due to the reduction in net income and the increase in average equity between the year over year first quarter periods.

•	Total loans were $338.9 million at March 31, 2013, compared to total loans of $333.7 million at December 31, 2012, representing an increase of 1.6%.

“Stable and organic growth in loans and deposits continues to drive revenue growth despite the compressed margins caused by lower asset yields”, according to Thomas W. Schneider, President and CEO.  “Loans grew by $5.2 million in the first quarter while deposits grew by $36.6 million.  Over the last twelve months, the loan portfolio has increased by $34.9 million, while deposits have grown by $33.1 million.” added Mr. Schneider.

“The revenue growth spurred by this activity, however, is offset by a higher provision for loan losses in recognition of loan growth and slightly higher operating expenses, resulting in a 4.5% reduction in net income”, Schneider continued.  “While lower asset yields and higher regulatory and technology costs present challenges for earnings growth, our increasing expansion of customer base and market share reflected in loan and deposit growth will benefit long term earnings and value.”

Income Statement

For the three months ended March 31, 2013, net interest income increased to $3.8 million from $3.7 million in the same prior year period as the decrease in net interest margin was more than offset by the increase in the average balance of earning assets, particularly loans.  Net interest margin on a tax equivalent basis for the first quarter of 2013 continued to decrease to 3.40% from 3.57% for the comparable prior year period as the yield on earning assets declined more rapidly than the rates paid on interest bearing liabilities.  The growth in average balances of commercial loans and tax-exempt investment securities, coupled with the reduced rates paid on maturing time deposits which were replaced with certificates of deposit at the current lower market rates, were principally responsible for the improvement in net interest income between the first quarter of 2013 as compared to the first quarter of 2012.

Noninterest income for the first quarter of 2013 was $676,000 as compared to $728,000 for the comparable prior year period as net gains on sales of securities were $73,000 less in the first quarter of 2013 when compared with the first quarter of 2012.

Noninterest expense for the first quarter of 2013 was $3.5 million, an increase of $50,000 from the first quarter of 2012, due principally to an increase in advertising expenses stemming from the Company’s focus on additional media exposure and direct mail contact during the first quarter of 2013.

For the first quarter of 2013, the Company recorded $324,000 in provision for loan losses as compared to $225,000 for the first quarter of 2013.  This increase was due primarily to the specific reserve required from the addition of a large commercial relationship newly categorized as impaired in the first quarter of 2013.

Balance Sheet as of March 31, 2013

Total assets increased to $505.0 million at March 31, 2013 as compared to $477.8 million at December 31, 2012.  This increase of $27.2 million was largely centered in investment securities and, to a lesser extent, gross loans and interest earning deposits.  Investment securities increased to $126.0 million at March 31, 2013 from $108.3 million at year end 2012.

This increase in total assets was principally funded by increases in municipal, retail, and business deposits in support of the Company’s organic growth objectives.  Total deposits at March 31, 2013 were $428.4 million as compared to $391.8 million at December 31, 2012.  This growth of 9.3% through the quarter allowed the Company to pay off its short term borrowings of $9.0 million reported at December 31, 2012.

Shareholders’ equity increased to $41.0 million at March 31, 2013 as compared to $40.7 million at December 31, 2012 due principally to the $505,000 in net income recorded during the first quarter of 2013.

Asset Quality

Certain asset quality metrics worsened as annualized net loan charge-offs were 0.17% for the first quarter of 2013 as compared to 0.12% for the first quarter of 2012 and 0.10% for the full year of 2012.  Net charge-offs in the first quarter of 2013 were largely centered in home equity loans and lines as well as consumer loans.  Impaired loans increased to $8.1 million at March 31, 2013 as compared to $6.7 million at December 31, 2012, due principally to the above mentioned commercial relationship.  This event required a $105,000 increase to the specific reserve against impaired loans and caused, in part, the allowance for loan losses to increase from $4.5 million at December 31, 2012 to $4.7 million at March 31, 2013.  As a result, nonperforming loans to period end loans increased to 1.77% at March 31, 2013 as compared to 1.66% and 1.58% at December 31, 2012 and March 31, 2012, respectively.  The provision for loan losses recorded in the first quarter of 2013 allowed the ratio of allowance for loan losses to period end loans to increase to 1.38% at March 31, 2013 as compared to 1.35% at December 31, 2012 and March 31, 2012.

Delinquency trends improved across all product segments between December 31, 2012 and March 31, 2013.  Management reviews trends in historical loss rates and environmental factors on a quarterly basis and judges the current level of allowance for loan losses to be adequate to absorb the estimable and probable losses inherent in the loan portfolio.

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has eight full service offices located in its market area consisting of Oswego County and northern Onondaga County.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2013	2012

Condensed Income Statement
Interest and dividend income	$4,741	$4,673
Interest expense	896	1,016
Net interest income	3,845	3,657
Provision for loan losses	324	225
	3,521	3,432
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	608	640
Net gain on sales of securities,
loans and foreclosed real estate	68	88
Noninterest expense	3,505	3,455
Income before income taxes	692	705
Provision for income taxes	187	176

Net Income	$505	$529

Preferred stock dividends	-	138
Net income available to common shareholders	$505	$391

Key Earnings Ratios
Return on average assets	0.41%	0.47%
Return on average equity	4.92%	5.52%
Net interest margin (tax equivalent)	3.40%	3.57%

Share and Per Share Data
Basic weighted average shares outstanding	2,511,932	2,499,787
Basic earnings per share*	$0.20	$0.16
Diluted weighted average shares outstanding	2,511,932	2,518,529
Diluted earnings per share*	$0.20	$0.16
Cash dividends per share	$0.03	$0.03
Book value per common share at March 31, 2013 and 2012	$10.71	$9.47

*Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends
Weighted average shares outstanding do not include unallocated ESOP shares.

	March 31,	December 31,	March 31,
	2013	2012	2012
Selected Balance Sheet Data
Assets	$504,964	$477,796	$468,130
Earning assets	475,640	448,246	437,213
Total loans	338,944	333,748	304,004
Deposits	428,385	391,805	395,265
Borrowed funds	25,936	34,964	25,046
Allowance for loan losses	4,686	4,501	4,112
Junior subordinated debentures	5,155	5,155	5,155
Shareholders' equity	41,049	40,747	37,793

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.17%	0.10%	0.12%
Allowance for loan losses to period end loans	1.38%	1.35%	1.35%
Allowance for loan losses to nonperforming loans	78.32%	81.13%	85.45%
Nonperforming loans to period end loans	1.77%	1.66%	1.58%
Nonperforming assets to total assets	1.26%	1.25%	1.15%